Exhibit (l)(2)

Simpson Thacher & Bartlett llp
900 g street, nw washington, d.c. 20001

telephone: +1-202-636-5500 facsimile: +1-202-636-5502

July 11, 2025

Blackstone Secured Lending Fund

345 Park Avenue, 31st Floor

New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to Blackstone Secured Lending Fund, a Delaware statutory trust (the “Company”), in connection with the Registration Statement on Form N-2 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (i) common shares of beneficial interest of the Company $0.001 par value per share (the “Common Shares”); (ii) preferred shares of the Company $0.001 par value per share (the “Preferred Shares”); (iii) debt securities (the “Debt Securities”); (iv) warrants to purchase Common Shares, Preferred Shares or Debt Securities (the “Warrants”); and (vi) subscription rights to purchase Common Shares, Preferred Shares and/or Debt Securities (the “Subscription Rights”). The Common Shares, the Preferred Shares, the Debt Securities, the Warrants, and the Subscription Rights are hereinafter referred to collectively as the “Securities.” The Securities may be issued and sold or delivered from time to time for an indeterminate aggregate initial offering price.

The Debt Securities will be issued under an Indenture (the “Indenture”) dated as of July 15, 2020 between the Company and U.S. Bank Trust Company National Association, as trustee (the “Trustee”).

The Warrants will be issued pursuant to one or more Warrant Agreements (each, a “Warrant Agreement”) between the Company and a warrant agent named therein.

The Subscription Rights will be issued pursuant to one or more Subscription Rights Agreements (each, a “Rights Agreement”) between the Company and a rights agent named therein.

The Indenture, the Warrant Agreements, and the Rights Agreements are hereinafter referred to collectively as the “Securities Agreements.”

We have examined the Registration Statement and the Indenture, which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of any of the Securities, the applicable Securities Agreement will be the valid and legally binding obligation of each party thereto other than the Company.

In rendering the opinions set forth below, we have assumed further that, at the time of execution, authentication, issuance and delivery, as applicable, of each of the applicable Securities Agreements (other than the Indenture) and Securities, (1) the Company will be validly existing and in good standing under the law of the jurisdiction in which it is organized and such Securities Agreement will have been duly authorized, executed and delivered by the Company in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery, issuance and performance, as applicable, by the Company of such Securities Agreement and such Securities will not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York, assuming there shall not have been any change in such laws affecting the validity or enforceability of such Securities Agreement and such Securities) and (3) the execution, delivery, issuance and performance, as applicable, by the Company of such Securities Agreement and such Securities (a) will not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) will comply with all applicable regulatory requirements.

In rendering the opinions set forth below, we have assumed further that (1) the Company is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Indenture in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery and performance by the Company of such Indenture do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, delivery and performance by the Company of such Indenture (a) do not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) comply with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. With respect to the Debt Securities, assuming (a) the taking of all necessary corporate action by the Board of Trustees of the Company or duly authorized officers of the Company (such Board of Trustees or authorized officers being referred to herein as the “Company Authorizing Party”) to authorize and approve the issuance and terms of any Debt Securities and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company, and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Company Authorizing Party and otherwise in accordance with the provisions of such agreement and the applicable Indenture, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. With respect to the Warrants, assuming (a) the taking of all necessary corporate action by the Board of Trustees of the Company to authorize and approve the issuance and terms of any Warrants and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due execution, countersignature, issuance and delivery of such Warrants, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Trustees of the Company and otherwise in accordance with the provisions of such agreement and the applicable definitive Warrant Agreement, such Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

3. With respect to the Subscription Rights, assuming (a) the taking of all necessary corporate action by the Board of Trustees of the Company to authorize and approve the issuance and terms of any Subscription Rights and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due execution, countersignature, issuance and delivery of such Subscription Rights, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board of Trustees of the Company and otherwise in accordance with the provisions of such agreement and the applicable definitive Subscription Agreement, such Subscription Rights will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinions set forth in paragraphs 1 through 3 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of any provision of the Indenture relating to the separability of provisions of the Indenture.

In connection with the provisions of Section 1.14 of the Indenture whereby the parties submit to the jurisdiction of the courts of any New York state or federal court sitting in The City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of Section 1.14 of the Indenture that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one federal court to another.

In rendering the opinions set forth in paragraphs 1 through 3 above, we have assumed that under the law of any jurisdiction in whose currency (or whose currency is a component currency of a composite currency in which) any Securities are denominated or payable, if other than in U.S. dollars, (A) no consent, approval, authorization qualification or order of, or filing or registration with, any governmental agency or body or court of such jurisdiction is required for the issuance or sale of the Securities by the Company and (B) the issuance or sale of the Securities and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms or provisions of any statute, rule, regulation or order of any governmental agency or body or any court of such jurisdiction.

We note that (i) a New York State statute provides that, with respect to a foreign currency obligation, a New York State court shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (ii) with respect to a foreign currency obligation, a U.S. federal court sitting in New York State may award a judgment based in whole or in part in U.S. dollars, provided that we express no opinion as to the rate of exchange that such court would apply.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit (l)(2) to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP